Exhibit 99.1
News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@ameritech.net

Nano-Proprietary, Inc. Announces Verdict in Canon Litigation

Austin, Texas, May 3, 2007 -Nano-Proprietary, Inc. (OTC BB: NNPP), today announced that the jury has reached a verdict in its litigation against Canon, Inc. In its verdict, the jury decided that Nano-Proprietary was due no additional damages beyond those already received, which includes the right to keep the $5.5 million that it originally received and termination of the original license agreement.

“While we are disappointed by the jury’s verdict, we need to keep in mind that we already had the most important victory in the case when the Court validated our termination of Canon’s license as a result of their material breach of the contract, said Tom Bijou, Chief Executive officer of Nano-Proprietary, Inc. “We were also pleased that during the trial, Canon confirmed its plans to move forward with its SED TV and continue to believe that the advent of field emission display televisions will be a signal event for Nano-Proprietary. We made a significant gesture to Canon during the course of the trial that we hope will provide a framework of cooperation and negotiation for the future. Nothing about today’s verdict changes the fact that we have significant intellectual property that we believe will have to be licensed by anybody, including Canon, that wishes to sell televisions based on electron emissions in the broad geographical areas of the world where our IP is in effect. The vast majority of our revenue forecast for 2007 has little to do with televisions. Our growth in the materials and sensor business continues to be one of the drivers of our future.”

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2006, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s website listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

About Nano-Proprietary, Inc.
Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) has a financial interest in technology related to electronic digitized sign technology. Nano-Proprietary’s website is www.nano-proprietary.com.

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